Exhibit 99.1

POPULAR, INC.

For more information:

Teruca Rullán
Senior Vice President
Corporate Communications
787-281-5170 or 917-679-3596/mobile

News
For Immediate Release:

Popular, Inc. announces new member of Board of Directors

San Juan, Puerto Rico, Thursday, January 25, 2007 - Richard L. Carrión, Chief Executive Officer and Chairman of the Board of Directors of Popular, Inc. is pleased to announce that Michael Masin will join the Board of Directors of Popular, Inc., effective January 25th, 2007.

A senior partner in the New York office of O’Melveny & Myers, Mr. Masin’s expertise includes corporate governance, internal investigations, corporate compliance and strategic counseling of corporate clients, (Mr. Masin was previously Vice Chairman and Chief Operating Officer of Citigroup).  Prior to that, he served as Vice Chairman and President of Verizon Communications.

“I wish to welcome Michael Masin to the Board. It is fortunate to have a man of Mike’s intelligence and experience join us and I look forward to working with him,” said Carrión.

Mr. Masin has previously served on the boards of GTE, Verizon Wireless, and Trust Company of the West, among others.

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Popular, Inc. is a full service financial institution based in Puerto Rico with operations in Puerto Rico, the Caribbean, Latin America and the United States. As the leading financial institution in Puerto Rico, with over 280 branches and offices, the Corporation offers retail and commercial banking services through its franchise, Banco Popular de Puerto Rico, as well as auto and equipment leasing and financing, mortgage loans, consumer lending, investment banking and insurance. In the United States, the Corporation has established a community banking franchise providing complete financial solutions to all the communities it serves. Banco Popular North America operates over 135 branches in California, Texas, Illinois, New York, New Jersey and Florida. Popular Financial Holdings, with 140 retail lending locations, offers mortgage and personal loans, while E-LOAN provides online consumer direct lending to obtain mortgage, auto and home equity loans. The Corporation, through its financial transaction processing company, EVERTEC, continues to use its expertise in technology and electronic banking as a competitive advantage in its expansion through the Caribbean, Latin America, and the United States. The Corporation is exporting its 113 years of experience through these regions while continuing its commitment to meet the needs of retail and business clients through innovation, and to fostering growth in the communities it serves.

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An electronic version of this press release can be found at the Corporation’s website, www.popular.com.